UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 14, 2012

QUAINT OAK BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-52694	35-2293957
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Knowles Avenue, Southampton, Pennsylvania		18966
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	(215) 364-4059

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)           Not applicable.

(b)           Not applicable.

(c)           Not applicable.

(d)           Not applicable.

(e)           Quaint Oak Bank (the “Bank”), the wholly owned subsidiary of Quaint Oak Bancorp, Inc. (the “Company”), entered into an employment agreement with Mr. John J. Augustine dated as of September 14, 2012.  The employment agreement has a three-year term which is automatically extended each year for a successive additional one-year period, unless either party gives written notice not less than thirty (30) days nor more than ninety (90) days prior to the annual anniversary date, not to extend the employment term.

The employment agreement provides for a minimum base salary of $154,500 to be paid to Mr. Augustine, which may be increased from time to time by the Board of Directors.  Mr. Augustine is also eligible for a bonus in such amount as determined by the Board of Directors at their discretion.  The agreement also provides that Mr. Augustine may participate in employee benefit plans, currently consisting of life insurance, medical and dental, shall be reimbursed for expenses incurred in performing his duties as Chief Financial Officer and Treasurer and shall be entitled to paid vacation as approved by the Board of Directors.

The employment agreement is terminable with or without cause by the Bank. The executive has no right to compensation or other benefits pursuant to the employment agreement for any period after termination by the Bank for cause, as defined in the agreement.  In the event that the employment agreement is terminated by the Bank other than for cause or by Mr. Augustine as a result of certain adverse actions which are taken with respect to his employment following a change in control, as defined, of the Bank, then Mr. Augustine will be entitled to a lump sum cash severance amount equal to 2.99 times his average annual compensation for the last three calendar years, subject to reduction pursuant to Section 280G of the Code, as set forth below.

A change in control is generally defined in the employment agreement to mean a change in the ownership or effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

The employment agreement provides that, in the event any of the payments to be made thereunder are deemed to constitute “parachute payments” within the meaning of Section 280G of the Code, then such payments and benefits shall be reduced by the minimum necessary to result in the payments not exceeding three times Mr. Augustine’s average annual compensation from the Bank that was includable in his gross income during the most recent five taxable years ending prior to the year in which the change in control occurs.  As a result, the severance payment in the event of a change in control will not be subject to a 20% excise tax, and the Bank will be able to deduct such payment as compensation expense for federal income tax purposes.

In the event that prior to a change in control the employment agreement is terminated by the Bank other than for cause or Mr. Augustine’s death or disability, or by Mr. Augustine for “good reason,” as defined, then the Bank will pay Mr. Augustine a lump sum cash severance payment equal to three times his current base salary within 30 days following his termination.  Upon his death or disability, the Bank shall pay Mr. Augustine or his estate or legal representative, a lump sum cash severance payment equal to one times his current base salary within 30 days following his termination, plus a lump sum equal to the prorated portion of the bonus that would have been paid if he had remained employed for the full calendar year, based upon the portion of the year that he was able to perform his duties prior to his death or disability.

The foregoing description is qualified in its entirety by reference to the employment agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference thereto.

(f)           Not applicable.

Item 9.01	Financial Statements and Exhibits

(a)           Not applicable.

(b)           Not applicable.

(c)           Not applicable.

(d)           Exhibits

Exhibit No.	Description
10.1	Employment Agreement between Quaint Oak Bank and John J. Augustine dated as of September 14, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUAINT OAK BANCORP, INC.

	By:	/s/ Robert T. Strong
Date: September 18, 2012		Robert T. Strong President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement between Quaint Oak Bank and John J. Augustine dated as of September 14, 2012